NEWS RELEASE
                                    Contact: Dan Luebben, CFO
                                             800-776-6939 Ext. 1504
                                             mailto:del@auto-graphics.com


                Auto-Graphics, Inc. Announces Deregistration


Pomona, CA: Auto-Graphics, Inc. (OTCBB: AUGR) reported today that the Company has filed a Form 15 with the Securities and Exchange Commission ("SEC") to terminate the registration of its common stock under Section 12(g) of the Securities Exchange Act of 1934 and suspend its reporting obligations under Sections 13 and 15(d) of the Act. The termination is expected to become final within 90 days subject to SEC approval.

The Company is taking this action for a number of reasons. The primary reason is to reduce the costs and burdens associated with being a "reporting company" under the 1934 Act, including those arising under the provisions of the Sarbanes-Oxley Act of 2002. After serious consideration, the Board of Directors concluded that the advantages of being a reporting company under the 1934 Act do not offset the costs, both direct expenses and indirect costs in the form of management time, associated with the SEC reporting requirements. Other factors considered as part of this decision were: (i) the Company's common stock is very thinly traded, (ii) the company receives no capital raising benefit from being a reporting company, and (iii) the company believes it suffers a competitive disadvantage because as a reporting company it is required to disclose competitive information that competitors, which are not reporting companies, do not have to disclose.

Robert Cope, Chairman of the Board, made the following comment: "The costs of remaining a reporting company outweigh the benefits to our company and our stockholders. Due to our small market cap and small number of stockholders, we have not enjoyed many of the traditional benefits of being a reporting company. We believe that the cost reductions associated with suspending our public filing obligations will make us more profitable and bring more value to our stockholders."

The Company comfortably met the requirements for deregistration having 218 holders of record of the Company's common stock as of May 17, 2004 and total assets of under $6.0 million for the prior three fiscal years. To qualify, holders of record must be either under 300, or under 500 with total assets for the prior three fiscal years of under $10.0 million.

The Company's common stock will no longer be quoted on the OTC Bulletin Board because of the requirement to file SEC reports following a 30-60 day grace period. The Company expects that similar market information will continue to be reported on the Pink Sheets LLC at http://www.pinksheets.com. The Company plans to provide market makers with the information required under SEC Rule 15c2-11 to facilitate quotation on the Pink Sheets. The Company currently plans to continue to provide its shareholders and interested investors with regular unaudited quarterly and audited annual financial reporting. The Company believes that at least some of the brokerage firms which have historically facilitated an orderly market in the Company's common stock will continue to do so subject to the Company's commitment to provide regular financial reporting, however, there can be no absolute assurance that this will be the case.

Auto-Graphics provides applications software and Web hosting services to clients who create, manage, publish and access information using the Internet. Visit www.auto-graphics.com for additional information.

The Company wants to provide stockholders and investors with meaningful and useful information. Therefore, this press release may contain forward-looking information, describing the Company's belief concerning future events or business conditions, and the outlook of the Company based on currently available information. These forward looking statements are subject to risks and uncertainties which could cause actual events or the Company's actual results or performance to differ materially from those expressed in these statements. Readers are encouraged to read the Company's Annual Report on Form 10-KSB and its other reports filed with the Securities and Exchange Commission for a more complete description of these factors. The Company assumes no obligation to update the information contained in this press release.

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